EXHIBIT 10.17
                               MCG PARTNERS, INC.
                      7000 W. PALMETTO PARK ROAD, SUITE 501
                            BOCA RATON, FLORIDA 33433

April 1, 2001

C. Lawrence Rutstein, Chairman
GourmetMarket.com, Inc.
7000 W. Palmetto Park Road, Suite 501
Boca Raton, Florida 33433

Gentlemen,

         The purpose of this letter is to confirm the engagement of MCG Partners, Inc. ("MCG") to provide investment banking services for GourmetMarket.com, Inc. (the "Company"). The terms pursuant to which MCG is to assist and advise the Company are:


1. Services. The Company hereby engages MCG to provide investment banking services. Such services of MCG may include assisting in long-term financial planning; advising the Company regarding corporate organization, expansion and capital structure; and such other similar matters as to which the MCG may, from time to time, be asked to consult by the Company.

2. Information. In connection with MCG's activities on the Company's behalf, the Company will furnish MCG with all information that it may reasonably request and provide MCG reasonable access to Company officers, directors, accountants and counsel.

3. Cash Compensation. In consideration of MCG's services, MCG shall be entitled to receive, and the Company hereby agrees to pay MCG a consulting fee equal to $5,000 per month for a minimum of 12 months.

4. Expenses. In addition to the compensation described in Section 3 above, the Company agrees to promptly reimburse MCG, upon request from time to time, for all printing, mailing, reproduction, word processing, travel and lodging expenses plus MCG's counsel and fees of other consultants and advisors retained by MCG with the Company's consent in connection with MCG's services pursuant to this Agreement.

5. Indemnification. The Company shall indemnify MCG under its standard indemnification provisions attached hereto and made a part hereof.

6. Future Transactions. MCG shall be entitled to, and the Company agrees to pay a merger and acquisition fee equivalent to five (5%) percent of the consideration involved in any transaction (including mergers, acquisitions, joint ventures and any other business combination for the Company) consummated by the Company, such fee to be paid at the closing of the transaction to which it relates. Such fee shall be payable in common stock of the Company. The Company agrees to register such shares for resale using Form S-8 if available or such other form as is appropriate. Such registration shall be filed within 30 days of the consummation of any transaction. This fee shall extend beyond the Engagement Period for a period of one (1) year in the event the Company consummates a transaction with an entity introduced by MCG during the Engagement Period.

7. Termination. This Agreement may be terminated by the Company on 90 days' written notice.

8. Governing Law/Resolution of Disputes. The validity and interpretation of the Agreement shall be governed by the law of the State of Florida applicable to agreements made to be fully performed therein. MCG and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by MCG and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Association for resolution. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

9. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, their successors, assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and assigns; provided, that the rights and obligations of the Company under this Agreement may not be assigned without the prior written consent of MCG and any other purported assignment shall be null and void. MCG may assign this Agreement to an affiliate without the Company's consent.

10. Miscellaneous. The Company represents hereby that it is a sophisticated business enterprise that has retained MCG for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

If the foregoing is acceptable, please sign a copy of this letter in the space provided below and return the copy to the undersigned

                                       Very truly yours,



             MCG Partners, Inc.        By:    /s/ Neil Swartz
                                            ---------------------------
                                                Neil Swartz, President


             Confirmed and Agreed


             GourmetMarket.com, Inc.    By:   C. Lawrence Rutsein
                                            ---------------------------
                                              C. Lawrence Rutstein, Chairman